Exhibit 99.1
For Immediate Release
Solexa Secures Two-Year Equity Financing Commitment
HAYWARD, Calif. and Cambridge, U.K. (September 20, 2006) — Solexa, Inc. (Nasdaq: SLXA) today announced that it has secured a commitment for up to $75 million in a common stock equity financing from Azimuth Opportunity Ltd. During the two-year term of the commitment, Solexa may sell at its discretion registered shares of its common stock to Azimuth at a small discount to the market price. Solexa will determine, at its sole discretion, the timing and amount of any sales of its stock, subject to certain conditions. Acqua Capital Management is an advisor to Azimuth Opportunity.
Solexa intends to use the net proceeds from the financing for the development and commercialization of the Solexa Genome Analysis System, working capital and other general corporate purposes.
The shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission on May 18, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any state or jurisdiction where such an offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.
About Solexa
Solexa, Inc. is developing and commercializing the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.

Safe Harbor Statement
This press release contains “forward-looking” statements, including statements related to the price at which shares may be sold from time to time under the financing arrangement, the current views of Solexa management as to future products, product development, the commercial introduction of the Company’s novel genetic analysis technology and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended June 30, 2006. Solexa does not undertake any obligation to update forward-looking statements.
CONTACT: EVC Group, Inc.
Steve DiMattia, 646-277-8706 (North American Media)
sdimattia@evcgroup.com
Doug Sherk, 415-896-6818 (Investors)
dsherk@evcgroup.com
Jenifer Kirtland, 415-896-2005 (Investors)
jkirtland@evcgroup.com
or
Northbank Communications
Sue Charles, +44 (0)20 7886 8152 (European Media)
s.charles@northbankcommunications.com
SOURCE: Solexa, Inc.